                                                                           NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

Michael E. Batten, Chairman of Twin Disc, Inc., Passes Away

RACINE, WISCONSIN—May 7 2015—Twin Disc, Inc. (NASDAQ: TWIN), It is with deep sadness and a heavy heart that we announce the passing of Michael E. Batten, Chairman of Twin Disc, Inc.  He died in his sleep on the morning of May 6, 2015 at the age of 75.

Since June 1, 1970, Mr. Batten worked at Twin Disc and was fully devoted to the company and his family.  His positive impression on the countless coworkers he worked with in his over four decades of service at Twin Disc, as well as the greater community of his lifelong home of Racine, Wisconsin, will not be forgotten.  Mr. Batten will always be remembered for his hard work, dedication, intelligence, honesty and fairness.  He will be forever missed.

The board of directors met on May 7, 2015 and appointed David B. Rayburn as Chairman.  Mr. Rayburn has been a director of Twin Disc for more than 15 years and was a former President and Chief Executive Officer of a global NYSE company.  Mr. Rayburn relinquished his position as Chairman of Twin Disc’s Nominating and Governance Committee, and the board of directors appointed Michael C. Smiley, who has been a Twin Disc director since 2010, as the new Chairman of that Committee.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

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